Exhibit 99.1
Micron Appoints Linnie Haynesworth to Its Board of Directors

BOISE, Idaho, Feb. 16, 2021 — Micron Technology, Inc. (Nasdaq: MU), an industry leader in innovative memory and storage solutions, today announced the appointment of Linnie Haynesworth to its board of directors. Haynesworth has more than 30 years of experience in technology, including aerospace and cybersecurity.

“Linnie’s extensive expertise in complex system development, technology integration and risk management makes her a valuable addition to our board,” said Micron President and CEO Sanjay Mehrotra. “She also brings deep insights on cybersecurity that will provide fresh perspective as we further advance Micron’s technology leadership and deliver trusted solutions to address the growing data economy.”

“Linnie has a wealth of knowledge that stems from leading billion-dollar business divisions, driving significant technology advancements and serving as a director of multiple public companies,” said Micron Board Chair Robert Switz. “We are pleased to welcome Linnie to the Micron board and look forward to her contributions as we continue to position Micron for long-term growth and profitability.”

Haynesworth was most recently the sector vice president and general manager of the Cyber and Intelligence Mission Solutions Division for Northrop Grumman Corporation’s (NGC) Mission Systems Sector, responsible for multiple $1 billion plus divisions. She was also NGC’s division vice president for Aerospace Products and led large space program efforts. Haynesworth held various senior-level roles at NGC within the areas of program management, supply chain, subcontract technical management and engineering, and was executive co-chair and co-sponsor for its Women in Leadership program. Haynesworth is currently on the boards of Truist Financial Corporation and Automatic Data Processing Inc. She holds a bachelor's degree in electrical engineering from the University of Southern California.

About Micron Technology, Inc.
We are an industry leader in innovative memory and storage solutions. Through our global brands — Micron® and Crucial® — our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, 3D XPoint™ memory, and NOR, is transforming how the world uses information to enrich life for all. Backed by more than 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, 5G, machine learning, and autonomous vehicles, in key market segments like mobile, data center, client, consumer, industrial, graphics, automotive, and networking. Our common stock is traded on Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.

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